Exhibit 99.1
CHICAGO BRIDGE & IRON COMPANY N.V.
2010 FOURTH QUARTER EARNINGS CONFERENCE CALL
Speakers:
PHILIP K. ASHERMAN,
President and Chief Executive Officer, CB&I
LASSE PETTERSON,
Chief Operating Officer, CB&I
DAN McCARTHY,
President, Lummus Technology
RON BALLSCHMIEDE,
Chief Financial Officer, CB&I
5:04 p.m. to 6:14 p.m., Eastern Standard Time
Tuesday, February 22, 2011
Transcript Prepared Exclusively for CB&I by
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PROCEEDINGS OPERATOR:	Before beginning today’s call, the company would like to caution you regarding forward-looking statements. Any statements made or discussed today that do not constitute or are not historical facts, particularly comments regarding the company’s future plans and expected performance, are forward-looking statements that are based on assumptions the company believes are reasonable but are subject to a range of uncertainties and risks that are summarized in the company’s press release and the SEC filing.

While forward-looking statements represent management’s best current judgment as to what may occur in the future, the actual outcome or results may differ materially from what is expressed or implied in any such statements.

Now I would like to turn the call over to Mr. Philip Asherman, President and CEO of CB&I.

PHIL ASHERMAN:	Well, thank you, and thank you for your patience. I apologize for the technical difficulties we had getting this call started, but good afternoon and thank you for joining us to discuss our fourth quarter and year-end results.

With me today are Ron Ballschmiede, CB&I’s Chief Financial Officer; Lasse Petterson, our Chief Operating Officer; and Dan McCarthy, President of Lummus Technology.

After my remarks, Lasse will begin with a summary of our operations for CB&I Lummus and Steel Plate Structures business sectors, followed by Dan McCarthy who will provide an update of current activities in Lummus Technology. Ron Ballschmiede will then discuss our financial results for the year before opening the call to your questions.

First, we’re pleased to report fourth quarter results with net income of $63.2 million or 63 cents ($0.63) per diluted share and revenue of nearly $948 million. New awards totaled $992 million in the quarter. We had anticipated major new awards late in the quarter, which have been postponed until early 2011, but despite that delay, we still booked nearly a billion dollars in the quarter from small and medium sized projects, technology, engineering, and project scope growth. That combined with solid margins in our current backlog and the CDTECH acquisition from Shell, it was a great way to end the year.

The full year was highlighted by some of the performance in virtually all areas of our company. You will hear additional detail from the management team in a minute, but let me take you through a summary of our financial and operational results as well as our outlook for the year ahead.

Net income in 2010 was over $204 million, up 17% from the previous year. Revenue of $3.6 billion was as we expected but lower than the norm when measured against a backlog of nearly $7 billion for the year. As we stated before, this was due to the fact that many of our major new projects were wrapping up while a tremendous amount of new work awarded at the back end of 2009 through 2010 was still in the early stages.

We are also experiencing a continuing pressure on new awards due to the absence of sustained capital expenditures for energy infrastructure in the U.S. For CB&I Lummus and Steel Plate Structure, this alone has resulted in a significant decrease in U.S. revenue in the past 2 years, but it certainly highlights the importance of our broad international book of work. We are, however, returning to a more normalized burn rate of revenue in 2011 as the new major projects progress into procurement and construction phases. We have provided 2011 revenue guidance in the range of $4.3 to $4.7 billion.
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Gross profit was over $492 million for the year, or 13.7% of the revenue, demonstrating another good year of solid execution and performance in each one of our sectors. While the commercial characteristics of each business sector is different, the aggregate picture reflects a balanced risk profile with fixed price work making up around half of the total, compared to more than 90% of lump sum work reported 5 years ago. This flexibility in contract approach allows us to address the lower risk technology and engineering markets around the world as well as the larger EPC projects that are now in the initial phase of development using a more hybrid type of contracts, combining both fixed price and reimbursable commercial terms. And our legacy business in Steel Plate Structures continues to be almost entirely fixed price but in a supply market absent of the pricing volatility we saw 3 years ago.

Turning to the balance sheet when combined with our continued focus on capital efficiency, a manageable effect of tax rate, a solid credit facility, and overall great liquidity, we’re confident we can maintain both organic and acquisition driven growth as viable strategies for the future.

At year-end, our cash balance was $481.7 million, which includes further reduction of our debt associated with the Lummus transaction in 2007 and our acquisition of CDTECH.

New awards for the year were $3.4 billion, short of the bottom range of our guidance but reflect the timing issues for a few major projects that we have been anticipating at year-end. We are confident that we will be adding those projects to our backlog in 2011, barring any further delays in the owners’ plans, but our backlog of nearly $7 billion a year is strong, and we have provided new awards guidance of $4.5 to $5 billion for 2011.

We are encouraged by the momentum in the markets we serve and are confident in our ability to capitalize on major opportunities. Our backlog consists of a healthy mix of projects, which are diverse in terms of risk balance, project type, size, and geography. In fact, more than 80% of our backlog is outside the United States. Our portfolio mix will continue to evolve based on the market trends we see and which Dan will describe during his comments, but we’re building on the success of Peru LNG with new liquefaction opportunities in Australia, Canada, and Russia, and we expect during this year, we will be well positioned to capitalize on the technology and infrastructure needs needed to support Shale gas and other gas processing investments in the U.S.

We also maintain a strong position in the supply of LNG tanks, particularly in Australia, and expect that our Steel Plate Structure sector will continue to be one of the cornerstones upon which we rely every quarter to underpin our business with a reliable flow of small and medium sized projects.

Because Lummus Technology provides the rest of CB&I with an early view of our customer’s potential capital investment, we are well positioned to respond quickly to new development opportunities. In addition, we will continue to pursue opportunities to expand Lummus Technology by acquiring new technologies which fit into our existing offerings. Bbut even status quo, this business continues to contribute high earnings on a predominantly recurring basis.
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As Dan will describe in a minute, in December we acquired the remaining 50% interest in CDTECH from Shell, which licenses advanced technology and provides catalysts to customers in the refining and petrochemical industries. This is a great business, and having full ownership will enable us to expand our customer base and strengthen our recurring revenue streams from catalyst sales.

So, in summary, we look forward to 2011 with confidence in our ability to sustain the excellent performance of our business model, to continue to win major new work, to grow our company through targeted acquisitions and to capitalize on the talent of our people, and provide solid returns for our shareholders.

I will now turn the call over to Lasse who will give you more detail on our CB&I Lummus and Steel Plate Structure businesses. Lasse?

LASSE PETTERSON:	Good afternoon. In 2010, CB&I completed successfully several large and complex projects. Peru LNG started to produce liquids on time and at unit cost per ton of LNG well below other similar projects. The Chile LNG terminal projects started up back in 2009, and the main storage tanks were completed in 2010. Golden Pass LNG will be mechanically complete this week, and we will demobilize from the site during this quarter. We also finished work on the Shell ethylene cracker complex in Singapore, the Fujian Phase II LNG tanks in China, Pluto LNG in Australia, the Pearl gas-to-liquids project in Qatar, and the SASREF desulphurization project in Saudi Arabia, to name just a few.

Currently, more than 80% of our backlog is outside the U.S. Work is ramping up on our projects in Papua New Guinea where we are executing the EPC work on both the gas processing plant and the LNG storage tanks. The majority of the subcontracts are awarded, and extensive training of local crafts are under way. We mobilize to the site in the in the Hides highlands in January, and we mobilize to the Port moresby storage tank site in a few weeks.

For the Gorgon LNG project in Australia, prefabrication of sections for the tanks is well under way at our fabrication shop in Thailand.

In the U.S., work on the Occidental gas processing plant in California is ramping up, and in Canada on the Kearl oil sands project, construction on the bitumen extraction unit and the storage tank farms is on target.

On our refinery expansion project in Colombia for REFICAR, activity is high both on the site in Cartagena and in the Houston office. Most of the tagged equipment has been ordered, and the bulk material purchases are under way. On the site, crews are working on the main pilings and civil foundations. The main craft training program is in its second year of implementation. We trained 1,400 new employees in 2010 and plan to train an additional 1,900 employees by the end of this year.

In Europe, engineering work on the Goliat platform for the offshore Norway is complete, and we are continuing to support the client during the fabrication phase of the project.

In the Middle East, the GASCO LPG project in Abu Dhabi is progressing very well. We have successfully completed the air raises on all eight tanks, and our work is ahead of schedule. We are also having high activity on a number of storage tank projects in Abu Dhabi and in Saudi.
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As we discussed in the analyst meeting in November, CB&I, including technology, EPC work, and storage solutions, serves the entire energy market, whether we are talking about the oil sands in Canada, refining projects in the Middle East, additional LNG opportunities in Australia, offshore projects in the North Sea, or petrochemical projects in Asia. We see a continued strengthening of our end markets globally.

Our technology and EPC businesses are very complementary. Lummus Technology provides early visibility into market trends, which help position us well for the large EPC opportunities. This is a distinct competitive advantage for us, especially in the petrochemical and refinery markets, and we believe we are well positioned to capitalize on these capabilities to maintain and extend our growth.

Let me briefly address some of the opportunities we see in the natural gas market. Building on the success of Peru LNG, we are engaging in studies, FEEDs, and tendering for new LNG liquefaction projects around the world.

Woodside announced yesterday an award of dual competing FEED contracts for the Browse project in western Australia, one of which went to the CJV in which CB&I is an equal partner with Saipem and Chiyoda. The work scope includes design development for the liquefaction plant and export facilities. Woodside is expecting to award the full EPC contract to one of the two JVs awarded the FEED contract, so we are focused on providing Woodside with exceptional technical solutions and a competitive execution plan for the project.

Our work on the Yamal and Shtokman LNG liquefaction projects in Russia is continuing. These projects are in the early stages of development; however, we target to eventually convert our pre-FEED work into EPC contracts, working with both international and Russian contractors for the execution.

We are also engaged in LNG liquefaction opportunities in Canada, and LNG storage prospects in China are promising.

In the U.S., the recent proliferation of Shale gas production opens up opportunities in two key areas. First, Lummus Technology offers a suite of technologies for gas processing and natural gas liquids recovery. Dan will discuss those opportunities in a minute. And the Shale gas production will likely result in an increase in the supply of low-cost NGLs, which would be very beneficial to U.S. petrochemical manufacturing.

We are receiving inquiries from clients interested in taking advantage of low feedstock cost to revamp their plants or expand capacity.

We also see strength in the market for oil and gas storage, and our premier Steel Plate Structures business continues to be a great asset both in conjunction with our EPC work and as a stand-alone business.

I have talked today about some of our very large storage tank projects, but as we mentioned before, we have hundreds of smaller storage projects around the world that are providing a steady flow of work and revenue.

That concludes my remarks. Thank you.

PHIL ASHERMAN:	Thank you, Lasse. Now Dan McCarthy will discuss Lummus Technology. Dan?

DAN McCARTHY:	Thank you, Phil, and good afternoon to everyone. I would like to start by saying that we are very pleased with Lummus Technology’s 2010 financial results. Although Ron will cover the financials in greater detail, we had a strong fourth quarter and a very good year overall.
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In addition, we significantly positioned ourselves for the future through the addition of Aromatics Technology and the acquisition of CDTECH.

In December, we obtained full ownership of the CDTECH Joint Venture as well as the Pasadena, Texas, industrial technology site associated with it. CDTECH serves the refining and petrochemical industries with proprietary reactive distillation technology. Its main focus has been gasoline upgrading. Like the rest of Lummus Technology, it generates revenue through licenses, catalyst sales, and engineering services. The Pasadena site performs R&D and manufactures catalyst systems.

As we integrate CDTECH, we see four primary benefits, including broader coverage in its traditional markets, more focus on petrochemical applications, catalyst manufacturing improvements via automation, and a more flexible site for new R&D projects.

One financial metric we are discussing is Lummus Technology’s fourth quarter new awards. As you will see, there is a significant increase compared to the third quarter. Some of this is attributable to seasonality. Often the fourth quarter has the highest award level; however, I believe much of it reflects market momentum.

As I mentioned in the past, Asia Pacific, including China, represents our most vibrant market, and petrochemicals is the strongest industry sector. Noteworthy awards include C3/C4 processing units in China, a needle coker, which is a specialty version of delayed coking, and ethylene heaters. I am particularly pleased to report that market conditions are supporting investment in traditional ethylene plants. We will discuss this in more detail in a minute.

We believe that the market’s momentum will continue through 2011 and expect positive year-on-year growth in new awards even after adjusting for the consolidation of CDTECH. To support this optimism, I will provide some thoughts on the three industry sectors that we pursue.

First, natural gas. CB&I addresses two large segments in this industry:
LNG and gas processing plants. Lasse has already given you insight on our LNG activities. Gas processing is required to monetize the shale gas fields currently being developed. The investment in new shale gas production is focused on wet gas. This gas has more value because it contains natural gas liquids — for example, ethane, propane, and butane — that can be recovered.

Randall Gas Technologies had proprietary processes to extract these NGLs. To date, new gas production has mainly been processed in existing assets, but it is our belief that new investments of approximately $7 billion are possible over the next 3 years. CB&I’s vision is to participate broadly in this marketplace, using proprietary technical solutions from Randall as a primary differentiator.

Next, I would like to talk about petrochemicals. Everything starts with demand, so it is important to appreciate that demand has recovered better than projected. On the supply side, strategies in petrochemicals appear closely linked with the development in the natural gas business. As more natural gas goes to market, it creates an abundant supply of the NGLs referenced above.
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These NGLs are currently the preferred feedstock for ethylene production. This has driven investment in ethylene plants in the Middle East, and now NGLs from shale gas present an opportunity for U.S. producers. As a result, we could see an increase in de-bottlenecking projects, additional ethylene heaters, and even new plants. With our many assets in the United States, CB&I is well positioned to address these opportunities.

A very important fallout from the shift to gas feedstocks for ethylene production is that these plants do not produce propylene and butadiene coke products in the quantities required to meet market demand. This has created numerous opportunities for on-purpose propylene plants based on either our CATOFIN propane dehydrogenation process or our olefin conversion process. It has also been a driving force for butadiene recovery plants, which is another technology in our portfolio.

Last, let me make a few comments about refining. Although the industry has struggled for the past 2 years, recent information from the International Energy Agency indicates that demand for oil has accelerated. While excess capacity remains an issue in North America and less in Europe, we see that non-OECD refiners have increased interest in hydrocracking and delayed coking investments. This is driven by growing distillate demand, more processing of heavy crudes, and financial drivers for deep conversion to maximize transportation fuel production. We expect that the combination of these trends will improve catalyst sales opportunities and licensing opportunities, especially in the second half of the year.

Phil?

PHIL ASHERMAN:	Thank you, Dan. Ron Ballschmiede will now provide some additional remarks about our financial results. Ron?

RON BALLSCHMIEDE:	Thanks, Phil, and good afternoon, everyone. With that overview of our major sector activities and markets around the world, let me take you through our financial performance for another strong quarter and year.

Revenues for the fourth quarter was $948 million, down from just over a billion dollars in the fourth quarter of 2009. Full year revenues totaled $3.6 billion, down from $4.6 billion in 2009. The quarter and year revenue declines were consistent with our expectation, reflecting the completion of several large LNG projects and the startup of several large projects awarded in late 2009. However, as we have previously discussed, our 2009 large projects are now moving into procurement and construction phases.

As a result, our 2011 revenue burn is anticipated to approximate 50% of our beginning backlog, which is approaching our historical levels. This compares to a revenue burn of only a third of our beginning backlog in 2010. Consequently, we expect revenue to increase throughout 2011 on a sequential quarterly basis and on a quarter-over-quarter basis.

Our gross profit for the quarter was $130 million, or 13.7%, up from 12.3% in the fourth quarter of 2009. The full year gross profit of $492 million, or 13.5%, reflects our strongest gross profit percentage since we expanded outside traditional tank business in early 2000s. The 2010 gross profit rate benefitted from solid project execution and a greater portion of the gross profit coming from our higher margin businesses, Lummus Technology and Steel Plate Structure.
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As our major CB&I Lummus projects and related revenues continue to ramp up in 2011, we anticipate our consolidated gross profit will remain around the 10.5% to 12.5% range which we have discussed over the last several years.

Selling and administrative expenses remain well controlled, down $2 million, or 4%, over the comparable quarter and down $20 million, or 10%, for the full year. The decline reflects the cost reduction activities implemented in 2009 and focused cost controls throughout 2010. We expect our total 2011 selling and administrative expense to be in the range of 4.5% of revenues, with the same historical quarterly variations driven by items such as higher stock-based compensation cost in the first quarter.

Moving down the income statement, the lower equity earnings for the quarter end-year reflect a temporary slowdown of the refining activities which Dan spoke to earlier in the call. Specific to Lummus Technology results, this decline was more than offset by the strength of the petrochemical activities during the quarter.

Consolidated fourth quarter operating income totaled $86 million, or 9% of revenues, the best quarterly operating margin percentage in our history. The full year operating income of $303 million, or 8.3% of revenues, also reflects our strongest annual operating margin percentage. Over the trailing 2 year period, our operating margin has totaled 7.5% of revenues, reflecting the quality of our backlog, solid project execution, and the relative contribution of each of our sectors.

Our income tax rate for the quarter was 23%, reflecting continued favorable geographic mix of our pre-tax income and the fourth quarter extension of certain U.S. tax credits. This lower tax rate improved our fourth quarter results by approximately 3 cents ($0.03) a share. We expect our 2011 tax rate to be in the normalized range of 28% to 32%, again, depending on the final mix of global income.

The summation of all that results in fourth quarter net income of $63 million, or 63 cents ($0.63) per diluted share, and earnings per share for the full year of $2.04, an all-time high for the second consecutive year. EBITDA totaled $103 million for the fourth quarter and $376 million for the year, or 10.9% and 10.3% of revenues respectively. Both the quarter and the year EBITDA returns are high watermarks for our company. Finally, as a reminder, in November we provided EPS guidance for 2011 of $2.15 to $2.40 per share.

Phil and Dan spoke to our new awards and prospect activity, so I’ll provide some overall comments. Our new awards for the fourth quarter totaled $992 million for a book-to-burn ratio of 105%, and full year new awards totaled $3.4 billion.

We announced major new awards during the quarter totaling just short of $200 million, with a balance of new awards being smaller project and contract growth spread nicely around the world between our sectors and project types.

Our backlog totaled $6.9 billion at the end of the year, compared to $7.2 billion at the beginning of the year. With respect to 2011, achieving the midpoint of our previously released 2011 guidance of $4.5 to $5 billion for new awards and $4.3 to $4.7 billion for revenues, we would expect year-over-year backlog growth in 2011.
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Now let me take you through the sector’s Q4 results. Each of our sector’s fourth quarter and full year results were within our expected annual range of operating results, which we have discussed previously, specifically our performance expectations, our operating income in the range of 7% to 10% for Steel Plate Structures, 3% to 6% for CB&I Lummus, and annual operating income for Lummus Technology of $80 to $100 million.

Steel Plate Structures reported fourth quarter 2010 revenue of $398 million, up slightly from $389 million in 2009. Our major 2009 tank awards in Australia and the Middle East and our Asia Pacific Region LNG tank award announced this year will provide revenue growth throughout 2011. Operating income totaled $38 million, or 9.5% of revenues, for the fourth quarter and $134 million, or 9.3% of revenues, for the full year.

CB&I Lummus revenues totaled $462 million for the fourth quarter, down $86 million from $548 million in 2009. There are a couple items driving this net change. The most significant reason for the 2010 revenue decline is the wind-down and successful completion of our large projects which Lasse discussed earlier in the call and the slowdown in the U.S. and Europe refinery work. This decline was partially offset by an increase in Canadian oil sands work and increased activity from the continued ramp up of our major 2009 awards. Both REFICAR and PNG projects are off to a good start with higher revenue burn expected throughout 2011.

Income from operations totaled $18 million, or 4% of revenues, in the fourth quarter of 2010 compared to $11 million, or 2%, in 2009. The 2009 quarter operating margin was negatively impacted by the final $12 million charge on the South Hook project. Without this charge, the fourth quarter of 2009 operating margin was consistent with that experience throughout 2010.

Finally, Lummus Technology had a strong quarter reporting operating income of $30 million, up from $24 million in the comparable quarter of 2009. Fourth quarter and year-to-date revenues and operating results reflect some important project mix changes. Dan previously mentioned the current relative strength of the petrochemical demand compared to the refining market. For Lummus Technology, the impact of these market trends results in higher petrochemical licensing gross margins, which are partially offset at the operating income line by lower joint venture results, which are primarily refining related activities.

The decline in fourth quarter revenue reflects lower heat transfer revenues due to the timing of new awards, which were partially offset by the higher petrochemical licensing revenues.

Lastly, regarding Lummus Technologies and as Dan discussed earlier, we acquired the remaining interest of our CDTECH business at the end of the year. The net cash purchase price totaled $38 million, reflecting a single digit EBITDA multiple. With 100% ownership, we will be consolidating the operating results of CDTECH beginning in 2011. To provide some perspective regarding the magnitude of this acquisition, CDTECH’s 2010 new awards and revenues were each approximately $50 million.
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Now for a few comments on our balance sheet, cash flow, and other financial matters, as we have many positive developments in the quarter.

Our balance sheet and liquidity remain strong with a cash balance of $482 million, up $121 million from September 30th of 2010 and up $156 million from the beginning of the year, reflecting our strong 2010 operating performance.

This strong cash position reflects investments in our business through acquisition and capital expenditure of more than $67 million, paying down our term debt by $40 million, and reflects returning $51 million of cash to our shareholders through our stock repurchases which occurred mainly in the third quarter.

Additionally, as you likely noted in our press release, we have reinstated our interim dividends on our common stock, announcing an increased dividend of 5 cents ($0.05) per share with a record date of March 18th and a payment date of March 31st, 2011.

We continue to have no revolver borrowings and at the end of the year with cash net of debt of $402 million. One additional milestone I would like to point out is our shareholders’ equity at the end of the year is in excess of $1 billion.

Our investment in contract capital, reflecting the combined balances of receivables, contracts in process, and accounts payable, stands at a negative $656 million at the end of the year compared to $682 at the beginning of the year.

Capital investments totaled $24 million in 2010, and we expect our 2011 capital expenditures to be between $50 and $60 million. The increase reflects investments to expand and improve the Texas operations of CDTECH and the anticipated equipment necessary to deliver our construction process, the construction phases of our backlog.

In closing, our strong backlog and financial position provide us with the necessary financial flexibility to deliver our projects to our owners and take advantage of the energy market demands for our services. We are well positioned for opportunities to grow our company and to continue to provide strong returns to our shareholders.

Phil?

PHIL ASHERMAN:	Thank you, Ron. We will now open the call for your questions.

OPERATOR:	Ladies and gentlemen, at this time I would like to inform you that if you that if you would like to ask a question, please press star followed by the Number 1 on your telephone keypad. We will pause for just a moment to compile the Q&A roster.

Our first question is from the line of Joe Ritchie from Goldman Sachs. Please go ahead.

PHIL ASHERMAN:	Good afternoon, Joe.

JOE RITCHIE:	Good afternoon, everyone. I have a quick question. I want to focus on margins for a second. Your margins were particularly strong in Steel Plate Structures and in Lummus Technology. Going into the quarter, there was some investor trepidation that you would see a little bit of a decline potentially in the Steel Plate Structures business given some commodity inflation that we have seen in recent months. Can you discuss how you try to mitigate the risk of steel prices rising and, you know, talk to me a little bit about the trajectory of the margins also in that Steel Plate Structure business?
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PHIL ASHERMAN:	Sure. Well, let’s talk about all three of that.

Certainly, Steel Plate Structures, again, there has been some price increase in, as you mentioned, the steel price commodity but certainly not the volatility that we’ve seen. We lock in prices pretty early. We have good relationships with most of the major steel mills around the world. We have not seen a major shift in our as sold margins relative to Steel Plate Structures and usually can maintain within the bandwidth that we have provided on the gross profit, and given that that market is around, can be 75% of the capital expenditure on any given project, we have got pretty good visibility in that market, so we think we have been performing against that.

Now, having said that, we are expecting a couple of awards that just haven’t come through yet, some of those in Steel Plate Structures, but when you look at that mix and the quality of that backlog, Joe, we are pretty pleased in what we see, and we’ve been able to maintain margins in Steel Plate Structures. So we don’t feel we have much exposure unless we get into a very volatile supply market, and we don’t anticipate that, but again, we’ve seen some increase in steel. But that’s baked into our pricing, and so we don’t have any procurement or purchasing exposure there.

Of course, on Lummus Technology, that’s a great return and great margins, as we’ve seen, and we see that to continue into 2011 and beyond.

And then the CB&I Lummus, the EPC market, again, we have outperformed in many cases our bandwidth, but we’ve got an interesting mix of some fixed price engineering, some reimbursable engineering, some reimbursable cost jobs, so we think that model between 10% and 12.5% is probably a good way to look at our aggregate, and within CB&I Lummus, I think we are looking in the neighborhood of 4% to 6% in terms of margin we can expect from that business. We haven’t gotten surprised on any of that. We think we have been able to sustain margins pretty much around the world.

JOE RITCHIE:	Okay, great. That’s helpful color. On Lummus Technology specifically, though, it was the first time we saw your margins pop up over 30%. Was there something particular to the quarter? And, you know, as a follow-on to that, the awards in Lummus Technology were really, really good. This quarter, you’ve been averaging about $90 million in new awards, and you put to about $150 million in this quarter, and so what’s kind of the — is there a new run rate for that business, given the demand that you’re seeing?

PHIL ASHERMAN:	No, I wouldn’t say that, and I will let Ron and Dan give you some additional detail on it, but that’s not what we would consider a very lumpy business.

But we do get some variability in there on our heat transfer business, which actually has some characteristics more like our EPC business. So, if we don’t have some of those awards, which may have somewhat of a dilutive factor on a quarter-by-quarter basis, certainly our technology sales and catalyst sales certainly provide some very high margin opportunities.

But, Dan, would you want to answer that?
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DAN McCARTHY:	Well, I think you hit it on the head. It is a mix of the business. I think that from a revenue standpoint, we did less heat transfer revenue in that quarter. From a booking standpoint, we had some more heat transfer revenue, I mean more heat transfer bookings, so that sort of raises the number.

But I would say this, that it would seem that the market momentum is greater than it was in 2010, and so we are expecting that 2011 will have higher awards than in 2010.

JOE RITCHIE:	Okay, great. And I guess one last question. I know it’s probably too early in the year to change your award guidance, but is it fair to say that we could be tracking towards the upper end, if not above the upper end of the range from the projects that were pushed forward from 2010 get awarded in ‘11?

PHIL ASHERMAN:	Well, when we look at the timing of the new awards, typically around midpoint of the year, I think historically we have been looking at this, if there is any kind of guidance adjustments we need to make, and I think that’s probably consistent with this year when we look at the pace and the time and the potential major awards.

I think the other number we need to continue to look at and we do focus on is that fairly steady run rate of smaller and medium sized projects. Fourth quarter report, around $700 million, Ron?

RON BALLSCHMIEDE:	Yep

PHIL ASHERMAN:	And we looked for that to continue. So, if you look at 2011 just in kind of a broad snapshot, you are going to see a lot of large or LNG FEED that will be converted later, hopefully to large EPC jobs. You are going to see some fairly large tank awards, we believe, certainly a continuing of technology awards at a pretty good clip, and also we count on that run rate of small and medium jobs on a quarter-by-quarter basis. And that’s kind of how I see the year folding out on major projects.

Time is always the challenge, but I think certainly we are pretty comfortable with the guidance we have given for now.

JOE RITCHIE:	Okay. Thanks, guys. I’ll get back in queue.

PHIL ASHERMAN:	Thank you.

OPERATOR:	Our next question is from Andy Kaplowitz from Barclays Capital. Please go ahead.

PHIL ASHERMAN:	Hello, Andy.

ANDY KAPLOWITZ:	Close enough. How are you doing, guys?

So, Phil and Dan, maybe I could follow up on Joe’s question on Lummus Technology in one sense, and that is, you operating and earnings run rate in the second half of the year, you know, was about the high end of your annual guidance, and new awards are getting better now, whereas clearly you’re positive. So, without making you change your annual guidance, is it safe to say that that guidance is conservative in 2011 and going forward?
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PHIL ASHERMAN:	Well, I think it’s as accurate as we can be right now, Andy, considering the timing of these new awards, and that really is the factor, but I think within that general bandwidth and the way we factor our prospects going the year with some major, major awards out there, you know, we don’t want our plan dependent on one or two, getting one or two projects. But we’re pretty confident in that bandwidth that as we see the year progress, hopefully, certainly by the midpoint of the year, if we need to make an adjustment in that guidance, we will be certainly prepared to do that.

ANDY KAPLOWITZ:	All right. So maybe, Ron, I could ask you about the quarter. If you looked at revenue, I think you gave guidance last quarter that the quarterly revenue was going to be at or above the year-ago’s range, the 4Q ‘09 range, and it was $90 million lower, and it looked like it was all in CB&I Lummus. So was that Kearl being slower to development, was that the large price that you have currently slower to develop, and what gives you confidence that that is going to change as we go into 1Q ‘11 here?

RON BALLSCHMIEDE:	Yeah. I think Kearl was about like we thought it was going to be. Some of the other larger projects are just taking longer to get to the construction phase; however, as we sit here right now, we see mobilizations occurring at all those major projects, if not already happening, in the next, literally, weeks. So we’re pretty confident that we will get that revenue growth and be able to hit the range we have been talking about. It was just timing.

ANDY KAPLOWITZ:	Okay, that’s clear. And one more, you know, hopefully quick one. Obviously, the stocks were not great today and on worries in the Middle East, and, you know, I know Dan was pretty positive about the overall end markets, and so were you, Phil. But like what do you guys think? I mean, can you talk about your exposures in the Middle East? You obviously, probably haven’t seen anything yet in terms of interruption. I just want to make sure about that. And as you go forward here, how does that sort of, you know, get into the mix here of opportunities as we go forward?

PHIL ASHERMAN:	Yeah. Well, I probably need to digress for a moment to talk about that, but it is certainly premature for us to speculate on the long-term macro effects the instability in the Middle East would have on our specific business, but bear in mind, we are not overly concentrated in that region except for storage tanks, and even those projects are relatively stable countries, Qatar, the Emirates, Saudi Arabia.

And the other thing I think that you need to bear in mind is that when you look at the infrastructure that has been associated with our other end markets, that is driven by what we talk about in natural gas processing, LNG, and to a lesser degree refining and petrochemical. Higher crude prices have typically encouraged more investment in projects associated with oil sands and natural gas, and, of course, as Dan was talking about, the petrochemical spend, a lot of that is in locations and with customers who aren’t necessarily concerned with the price of feedstock.

And I think the other thing, Andy, is that our industry tends to be counter-cyclical, and when you get adjustments in the energy infrastructure plans of our customers, we are usually about 6 months to a year out of phase before we see, I’d say, a significant pause in that spending. So, unless there is evidence that at the core, global demand and not just speculation is driving our end markets, we are still optimistic that we can continue to grow our business model, so it’s kind of how we see the events in the Middle East. We don’t see that we are overly exposed, but we are certainly watching with great interest as it affects commodity pricing.
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ANDY KAPLOWITZ:	Thanks, guys. Appreciate it.

OPERATOR:	Our next question is from the line of Jamie Cook with Credit Suisse. Please go ahead.

JAMIE COOK:	Thank you.

PHIL ASHERMAN:	Hi, Jamie.

JAMIE COOK:	Good evening, and congratulations.

PHIL ASHERMAN:	Thank you, Jamie.

JAMIE COOK:	A couple questions. Struggling with the guidance again, I mean, if just take your Q4 run rate that implies EPS of $2.52. I understand that there is mix issues, but, you know, it also sounds like small awards are going from, it used to be $500 to $600 million, now we’re saying the run rate $700 million. And then it sounds like Lummus Technology should be at the upper end of the, you know, sort of $80 to $100 million. So could you just, you know — I guess, Ron, if you could just speak. How do you think about the earnings progression throughout the year, just so we’re not surprised? Is the Street somewhat in line with where you would think?

And then my second question is, Phil, can you talk about what you are seeing in the competitive environment? Some of your peers have talked about a modest improvement in pricing or as sold margins or at least that it’s leveled out. What are you seeing?

PHIL ASHERMAN:	Ron, do you want to —

RON BALLSCHMIEDE:	Sure. Let me start, you know, kind of talk about the characteristics. I think as you look at our business and start dissecting the sectors, certainly each of our sectors are expected to grow their operating income next year.

However, the returns that I talked about earlier should be a good way to look at our businesses, and most of the revenue growth will come from CB&I Lummus as it ramps up its large projects that are in backlog plus the new awards in ‘11. So most of the revenue growth will become perhaps at a more modest operating income percentage than simply just extrapolating our 2010 fourth quarter times 4.

So we would expect those units to continue to perform at the rates that we talked about before, which is probably the easiest way to look at it, and right now as we begin the year, the rest of the factors are around a pretty steady interest expense, a little bit higher tax rate. We certainly enjoyed a good mix if income, geographic income this year. We always start the year with a little bit of uncertainty exactly what pace the income is going to be earned, so those are the things driving it.
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But other than that, pretty much pro rata earnings spread and consistent with 2010, obviously our first quarter is always the softest as the load, almost half of the stock based compensation, hits the first quarter just because of the way the accounting rules work.

Phil?

PHIL ASHERMAN:	Yeah. Thank you, Ron.

Jamie, as to your other question, first, let me just say about the awards, I can understand the view about the potentially conservative outlook in terms of our guidance. When you look at the kinds of projects that you know we’re involved in around the world, certainly when you start adding those up, that would suggest that there is probably more opportunity than what is in our guidance.

You know, I might tend to agree with you, but I do say when you start factoring those down and look at the competitive landscape, I think right now we’re probably comfortable in the range, but if the first half of the year develops and we get some pace on some of these projects, we are going to adjust our guidance accordingly, and you will see that pace. So we are going to make sure we are in line with how the Street sees us.

Keep in mind, too, these large FEED studies associated with LNG. The owners may not commit to an EPC contract. So, although we may be able to obtain the FEED, it is going to take a while before you convert those to EPC and the large revenue associated with that. So we will keep you apprised of that and make sure that you’re not surprised.

As far as the competition out there, certainly we have seen a lot of substantial firms grow over the past few years, certainly firms like Petrofac and AMEC in the U.K., Tecnicas Reunidas in Spain, Tecnimont and Saipem in Italy, and other firms around the world, and those tend to comprise the core of what we see as the competitive landscape for us in addition to the companies like KBR in LNG and Foster Wheeler and those.

So we see that as a very good competitive landscape but not one that is necessarily affecting the margins negatively. We have seen the quality of our new awards in the backlog, the quality of our backlog. They are able to deliver some pretty good as sold margins, and, of course, as we saw this year, our ability to perform against those margins has been pretty good.

So we don’t see any change in that outlook going into this year, and so, if we can continue to get the kind of revenue generation that we expect from our backlog and be successful on some of these new awards, if we can sustain that margin level, it ought to turn out to be pretty good results.

Is that how you see it?

RON BALLSCHMIEDE:	And I would just add one other thing on the small projects. That number also includes project growth. So we continue to see small projects in the $400 to $600 million per quarter. That’s pretty, pretty “Steady Eddy,” and obviously we watch that carefully, but we do have change orders and otherwise in there. So you shouldn’t assume that that $700 million is all small projects and that’s a new run rate. It continues to be at a good pace of $400 to $600 million a quarter.
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JAMIE COOK:	All righty. Thanks. Congratulations.

PHIL ASHERMAN:	Thanks, Jamie.

OPERATOR:	Our next question from the line of Graham Mattison with Lazard Capital Markets. Please go ahead.

PHIL ASHERMAN:	Hello, Graham.

GRAHAM MATTISON:	Good evening, guys. I’m just wondering. The projects have pushed out from the fourth quarter into the first quarter. Is it fair to say that these are your projects where you’re waiting for release on these?

PHIL ASHERMAN:	Yeah, that’s exactly right. We’ve talked about Kearl all year long, and we put out an announcement at the end of the year just to clarify where that was because we had a limited release, a fairly significant limited release, brought you all up to date on where that was.

Again, we fully anticipate that we can wrap up the remaining work in the contract early this year, and there’s some additional work like that, that is essentially awarded but not really released yet, so we hope that’s going to happen first part of this year.

GRAHAM MATTISON:	All right, great. And then if you could just comment on your outlook for Canada, what you’re seeing in terms of 2011, and as well, are you seeing the opportunities there mostly of cost reimbursable or fixed price work?

PHIL ASHERMAN:	It’s a mix as far as the commercial approach. When you look at some of the large LNG work, for example, it’s a mix of components. Labor is always a challenge, but it’s not insurmountable. We have seen the labor market somewhat stabilize over the last couple of years since the demand has reduced, but we think that demand again is going to start increasing, so it becomes more of a critical question going on, looking forward on some of the work.

We have been in Canada for 90 years. We have done primarily Steel Plate Structure work under local union labors, and we see that work to continue at a fairly constant rate, and then you’ve got a couple of them. We see some large programs like the LNG work in British Columbia as well as the continuing oil sands work that we’re involved in, so Canada is going to continue to be an important part of our backlog.

GRAHAM MATTISON:	Okay, guys. Great. Thank you very much. I’ll jump back in queue.

PHIL ASHERMAN:	Thanks, Graham.

OPERATOR:	Our next question is from Scott Levine with JPMorgan. Please go ahead with your question.

PHIL ASHERMAN:	Hi, Scott.

SCOTT LEVINE:	How are you doing?

PHIL ASHERMAN:	Good.
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SCOTT LEVINE:	So big cash build during the quarter. I don’t think you guide explicitly on free cash flow, but wondering what your thoughts there were for 2011, if maybe you could comment. You reinstated a dividend that was consistent with what you had indicated the Investor Day. Maybe you can discuss your thoughts and uses of cash, if the cash is indeed going to continue to build, and maybe elaborate a little bit on the M&A profile to the extent you can.

PHIL ASHERMAN:	Right. Well, I think it starts with maintaining the healthy balance sheet, and we’re certainly doing that and maintaining our liquidity.

We’ve talked about in previous calls that we like to maintain a $200 to $300 million cash balance on an ongoing basis, and we certainly are exceeding that right now. I think certainly with the share price, that gives us some additional leverage for looking at potential acquisitions. So I think, again, we have the flexibility to address those opportunities as they arise.

We talked before that probably the targets would be continuing to be in technology, where we just again, very discrete technologies, but a great return on that capital.

Steel Plate Structure is less of an opportunity. I mean, that growth is primarily organic and our ability to be more efficient and win new work.

And then when you look at CB&I Lummus, that EPC work, I think that might present an opportunity, if there is one, to certainly increase our revenues and maintain our margins and grow our business in that area. So we are looking for acquisitions that might fit that profile and will continue to be active in that as we continue this year. Nothing specific to report at this time.

SCOTT LEVINE:	And then maybe on the buyback, I think you restarted that last May when the markets were a bit nervous and kind of mid to high teens. Is that something that you think about, or do you think about getting more active at lower levels? Anything you can comment there?

PHIL ASHERMAN:	Ron?

RON BALLSCHMIEDE:	Sure. As you likely know, we are authorized by our shareholders and our board to repurchase up to 10% of our shares and did so when it got extraordinarily attractive in the third quarter, purchasing almost $40 million in the third quarter on that. We will continue to look at that. I think we want to be opportunistic in the market. If that’s the element of our opportunity to spend our money, it makes the most sense at that point in time, but we always want to keep an eye on the acquisition opportunities, the internal growth opportunities, much like Dan’s project in Texas, to make us more efficient in the manufacturing side. So we’ll continue to look at all three of those things each quarter and turn them on when they make some sense.

SCOTT LEVINE:	I have one last one, a different question on Steel Plate. You know, you talked to the risk mitigation a bit earlier in the call, but can you comment with regard to whether customers kind of view, you know, fluctuations in steel prices like we’ve seen or increases we’ve seen recently and whether your anticipations of that might give customers some pause in moving forward on the Steel Plate side, or is that not the right way to think about that business?
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PHIL ASHERMAN:	Perhaps on the smaller jobs and perhaps in some of the water tank jobs which are driven by bonds and municipalities, we see it perhaps, but on the large capital investments that are associated with large expansions in refineries, petrochemicals, we haven’t seen too much of a pause in that.

Again, I think compared to three years ago when you saw a tremendous amount of volatility in that market, I think most of the pricing increases are fairly well baked into their capital plans, and again, we typically run out contracts where we’re not taking an exposure on the price of steel, but we’ve locked that in early as part of our pricing strategy.

So we haven’t seen any delay because of anticipated pricing increases of steel.

SCOTT LEVINE:	Understood. Thanks.

PHIL ASHERMAN:	All right.

OPERATOR:	Our next question is from the line of John Rogers with D.A. Davidson. Please go ahead.

PHIL ASHERMAN:	Hello, John.

JOHN ROGERS:	Hi. Good afternoon. Can you hear me?

PHIL ASHERMAN:	You’re breaking up, John.

JOHN ROGERS:	Sorry. Is that better?

PHIL ASHERMAN:	That’s a lot better. Thank you.

JOHN ROGERS:	Sorry about that.

A couple of quick things: First of all, in terms of the split you referenced between domestic and international work, 80%, is that you’re feeling of levels that we’ll continue to see over the next couple of years?

PHIL ASHERMAN:	I think it is. You know, we see some encouraging signs, as Lasse and Dan pointed out, in the shale gas and the associated infrastructure in technology to help fill that gap. We have not seen the acceleration, for example, in the nuclear market, which we had anticipated a couple years ago, to help fill that gap. But we think the distribution of work, that’s a pretty good trend we see, and we have seen it for a number of years.

Now, having said that, it just takes probably one very large capital project on a quarter basis to change that distribution, but overall, you know, we think our international presence has certainly served us well over the past couple of years, and we are going to be focusing on that going forward.

So, until the pricing and the spreads get a little better for our refiners, as Dan was talking about, I think there are signs of life in some refining. There are certainly some interesting things happening in the ethylene and petrochemical market perhaps in the U.S., so I wouldn’t count it out, but it’s going to be, I think, another year or more before we see any real improvements in the U.S. market.

Dan, would you agree?
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DAN McCARTHY:	Yeah. I think that, you know, it takes time for these projects to develop, and so while you might see something towards the end of the year, it won’t really generate a heck of a lot of revenue until a year later.

But in Lummus Technology activities, even in the best of times for the U.S., it’s still relatively modest percentage. We’d say we do probably about 75% outside the U.S. and 25 inside.

JOHN ROGERS:	Okay. And then just following up, in terms of the CB&I Lummus, the margin improvement that we have seen over the last couple of years and based on your comments we’ll see in 2011, how much of that is pricing versus a change in the types of projects that CB&I can go after or just execution on that work or you’re more comfortable with your execution on it?

PHIL ASHERMAN:	Yeah, I think it’s probably all of the above. I don’t think we’ve seen a tremendously different as sold margin opportunity. It’s, again, maintained within that bandwidth, but I think we certainly have been able to improve our performance against those as sold margins by a lot of improvements we have made internally over the last 5 years.

Secondly, I think once we acquired CB&I Lummus, it gives us the opportunity to propose and bid on a lot of other types of work, particularly in large engineering jobs or other kind of end markets that we had not participated in before. That also carried some fairly substantial margins. Those aren’t necessarily the kind of work that you are going to see press releases on, but certainly, it certainly contributes to that overall backlog and performance against that backlog, so I think it’s a combination of those factors.

JOHN ROGERS:	Okay. And then just lastly, if I could, in terms of minority interest and with CDTECH — and I assume that’s pretty small, but are you assuming, though, the minority interest line continues to shrink into 2011, or does it just depend on the project mix?

RON BALLSCHMIEDE:	It’s a great question because we will see some pretty significant changes.

First, there’s really two lines that will be affected. The equity earnings is where we’ve historically reported the results of CDTECH along with Dan’s other joint venture with Chevron.

Beginning the first quarter, we’ll report CDTECH broad. In other words, we’ll show its annual run rate of $50 million of income, and it will affect gross profit, and that particular line will decline and only represent the Chevron joint venture and a couple of our smaller ventures we have around the world.

Down below in the minority interest line, that is really two minority interests that we have, one in our Saudi business, but more importantly, the Papua New Guinea, as you recall, we have a partner there for 35% of that project. As that project ramps up, certainly we should see that line item grow.

So those are the macro changes that we would expect to see: equity earnings kind of down, minority interest up.
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JOHN ROGERS:	Okay. Okay, great. That’s helpful. Thank you, and congratulations.

PHIL ASHERMAN:	Thanks John.

RON BALLSCHMIEDE:	Thank you.

OPERATOR:	Our next question from the line of Avi Fisher with BMO Capital Markets. Please go ahead with your question.

AVI FISHER:	Hi.

PHIL ASHERMAN:	Hello, Avi.

AVI FISHER:	Hi. Good afternoon, guys.

You know, this question has been asked a few ways, but I’m just kind of curious. When we think about Kearl, you have been getting work off of Kearl and doing work off of Kearl for several quarters. You just haven’t kind of booked a big project.

PHIL ASHERMAN:	Right.

AVI FISHER:	And I’m just trying to understand what’s the difference between getting it booked and not getting it booked. It seems like you’re still doing work on it anyway.

PHIL ASHERMAN:	I’m beginning to wonder that myself, Avi.

Not a lot. I mean, the job has been maintaining its pace. It’s a very unusual situation. Of course, this is an extremely large capital project, as you know, and I know that the owner wants to make sure that they have really fixed on the cost of the job and look to improve costs anywhere they can, and we have been working very closely with them. The difference is that we get these limited notifications of, like we said on the fourth quarter, fairly significant, which we work against, and until we have an agreed upon forecast and terms for the remainder of work, at that time then we can say, “Okay. We’re going to take the remainder of this work into our backlog forecast for the year,” and we haven’t reset that contractual point yet. We plan to do that, hopefully, pretty soon.

RON BALLSCHMIEDE:	Yeah. I think a little bit of it is a bit of our CB&I process and procedures. We are conservative when we put things in backlog. We have a release, and we have a number. And therefore, over this cycle that we saw from the third quarter of 2008 when the financial crisis started to hit around the world, you didn’t see us take anything out of backlog of any significance because we don’t put it in there until we have the right to do the work.

So others perhaps would have this Kearl project in there. We don’t put it in there until we have an agreed upon price and schedule to work under.

PHIL ASHERMAN:	I think probably, Avi, just to expand on that just a bit, when we look forward — and we’ve talked and I think some of the other callers have talked about the new award guidance — again, when you look at these large capital projects that we have been talked about and are talking about our involvement, especially on the FEED or the pre-FEED, until we get again that Notice to Proceed, full Notice to Proceed on that basis, we would not take that full value of that project into our backlog, so that may be the bit of the disconnect between what you see and what we are involved in and our, a Ron said, somewhat conservative view on how we look at new awards.
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AVI FISHER:	Yeah. I mean, when you think about the new award guidance, which obviously hasn’t changed even though Kearl gets pushed out, I mean, is that kind of a placeholder for what you think you can do every year in most environments?

PHIL ASHERMAN:	No, it’s a fairly — well, it’s a fairly concise building up of what we actually see in the market. We don’t build into our new awards forecast projects not identified or general market conditions. These are actual capital projects that we see, that we have some involvement, and some probability of winning within a certain time frame.

If anything, the risk in those projections tend to be on timing because the larger the job, obviously, the timing on when you’re getting that Notice to Proceed and the documentation is somewhat variable in terms of our new awards. But we usually get it pretty good, but again, our mix of work is changing, more reimbursable, more complicated in that respect.

So, again, I think the range is a good range for what we see, and as soon as we can tell you the pace of some of these other new awards, we won’t hesitate to adjust our guidance if needed.

RON BALLSCHMIEDE:	Yeah. Maybe just to clarify, the situations like Kearl where we get releases is the minority of our contracts, not the majority. We have Kearl and some others, but it’s the exception rather than the rule. So we don’t have a lot of these.

PHIL ASHERMAN:	Yeah.

AVI FISHER:	Right.

PHIL ASHERMAN:	We fully expect when that owner starts talking about the expansion and additional work in that area, we’ll be able to now probably expedite the next contract.

AVI FISHER:	Are there other oil sands projects that are on the radar that we should be looking at?

PHIL ASHERMAN:	I think you need to probably watch that carefully because I think oil sands, especially with the increase in crude prices; it gets very interesting as far as the investment up there. So we’re looking to oil sands as a big part of our forecast for the next few years.

AVI FISHER:	In which areas? Is it the tank farms?

PHIL ASHERMAN:	We’re doing the extraction units and the tank farms and a lot of the field work, and that’s where we expect our scope to be.

AVI FISHER:	Gotcha. On SG&A, you’ve done a great job, you know, managing those levels. Other than the annual 1Q bump, should we expect it to stay around these levels, even as backlog burn ramps?

PHIL ASHERMAN:	Yeah. Go ahead, Ron.
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RON BALLSCHMIEDE:	Yeah. I think you could look for global inflationary type increases. The only exception is, of course, we have a little pop because when we do an acquisition, it comes with some S&A, but that was what I tried to do with the 4.5% expectation next year. If you do all the math and you compare that to midpoint, inflationary type increases.

PHIL ASHERMAN:	Yeah. It’s a number you’ve got to be a little careful around because, you know, the way we look at it, we’re structured now for the backlog that we have in front of us. Okay? So it’s a little out of cycle in that respect. So we’re structured. So, as the revenue might increase because of increased burn rate, it doesn’t necessarily — it’s not linear calculation in terms of SG&A. So we’re pretty well structured, so we don’t see any real surprises there.

AVI FISHER:	And in terms of being sized for the backlog, I noticed as I was just kind of perusing your 10K, your employee levels are down a bit year-over-year, about 20% year-over-year. Is that a function of — but your productivity is up. Is that a function just of timing at year-end, you know, you haven’t ramped fully on some of the work you’re doing on the Lummus side? Should that increase as we go, and if it does, is there any impact on margins, or is one of the benefits the cost reimbursable?

PHIL ASHERMAN:	No. It’s just a head count issue. I mean, you got to remember that our head count includes a lot of direct labor. We’re one of the few contractors still in the world that have a big workforce in terms of our direct labor. So it correlates really to the completion of some major projects and the ramping up in engineering, which is still in that head count on the other major projects. So you’ll see that as we move into the higher revenues related to construction, you’re going to see that head count rise accordingly, so you’ll see that, and we’ll tell you what that is.

But generally, we remain about — I guess around a third of that is what I consider home office professional services, engineering, and technology, and the rest is kind of your variable cost relative to project management and direct labor.

RON BALLSCHMIEDE:	And all it drives is revenue. It doesn’t really change the margin characteristics of the sectors.

PHIL ASHERMAN:	Right.

AVI FISHER:	Gotcha. And I think on the last conference call, you said the company was kind of sized for about $7 billion in backlog which is where you’re at. It’s kind of where you peaked in 4Q ‘09. Other than getting more backlog, what can you do to size the company for $10 billion or more than $7, significantly more than $7 billion?

PHIL ASHERMAN:	Yeah. I think we have a lot of capacity available to us in terms of certainly projects. You got to remember these large projects, 65%, though, is involved with — it’s capital equipment and owner type expenditures. So it’s not all a direct relationship with engineering or construction capacity. So we can take a lot more work and still not have to expand our infrastructure significantly.

AVI FISHER:	And what did you say — I’m sorry. I missed it on the call. What did you say the CAPEX advantage was for 2011?

RON BALLSCHMIEDE:	We mentioned $50 to $60 million.
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AVI FISHER:	Fifty to sixty, all right. Thanks very much, guys. It’s a good quarter.

PHIL ASHERMAN:	Thank you, Avi.

OPERATOR:	And, ladies and gentlemen, we have reached the end of the allotted time for questions and answers. Mr. Asherman, do you have any final comments you’d like to make?

PHIL ASHERMAN:	I do. Thank you.

As I stated earlier, we entered this year with a confident outlook. The landscape is continuously shifting, as we have seen recent events in the Middle East, but I think we’ve demonstrated our agility in adjusting to new markets, new competition, new customers, and we have created a business model that’s unique among our peers.

We’re confident that the course we have set for the company in terms of our growth aspirations supported by a very talented workforce will continue to deliver great results.

As always, your questions are appreciated, and we look forward to seeing you again soon. Thank you.

OPERATOR:	Ladies and gentlemen, this does conclude today’s conference call. You may now disconnect.
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